CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                      PlayandWin, Inc.
                      (the Corporation)

The   undersigned,   Stewart   Garner  (President/Secretary/
Treasurer/Director) of the  Corporation does hereby certify:

That the board of Directors of the Corporation at a meeting duly convened and held on the 14th day of November 2001, adopted a resolution to amend the original articles as follows:

     Article I is hereby amended to read as follows:

          "The name of the Corporation is (hereinafter known as the corporation) is D'Angelo Brands, Inc."

The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of
Incorporation are 7532259, that the said change and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


/s/ Stewart Gardner
Stewart Gardner
President/Secretary/Treasurer
Director